Registration No. 333-30881
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ---------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                       ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              SILGAN HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                       06-1269834
   (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                      Identification Number)

                                4 Landmark Square
                               Stamford, CT 06901
                                 (203) 975-7110
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Frank W. Hogan, III, Esq.
                              Silgan Holdings Inc.
                                4 Landmark Square
                               Stamford, CT 06901
                                 (203) 975-7110
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                                     Copy to:
                             G. William Sisley, Esq.
                       Winthrop, Stimson, Putnam & Roberts
                                Financial Centre
                              695 East Main Street
                                 P. O. Box 6760
                             Stamford, CT 06904-6760
                                 (203) 348-2300


================================================================================

PROSPECTUS
                                  $300,000,000
                              SILGAN HOLDINGS INC.
                   9% SENIOR SUBORDINATED DEBENTURES DUE 2009

                                ---------------

                     Interest payable June 1 and December 1

                                ---------------

         The 9% Senior Subordinated Debentures due 2009 (the "Debentures") will be redeemable at any time on or after June 1, 2002 at the option of Silgan Holdings Inc. (the "Company"), in whole or in part, initially at 104.5% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after June 1, 2006. In addition, at any time on or prior to June 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Debentures at a redemption price equal to 109% of their principal amount, plus accrued interest, with the proceeds of one or more public equity offerings by the Company of its common stock (the "Common Stock").

         An aggregate principal amount of $300,000,000 of the Debentures was originally issued by the Company on August 28, 1997 in exchange for all of the Company's then outstanding 9% Senior Subordinated Debentures due 2009 (the "Old Debentures"). The Old Debentures were originally issued on June 9, 1997 by Silgan Corporation, formerly a wholly owned subsidiary of the Company. On June 26, 1997, Silgan Corporation was merged with and into the Company and, as a result, the Old Debentures became obligations of the Company.

         The Debentures are unsecured, senior subordinated indebtedness of the Company, senior to all subordinated indebtedness of the Company and subordinated to all existing and future Senior Indebtedness (as defined in "Description of Debentures--Certain Definitions") of the Company. Additionally, because the Company is a holding company that conducts all of its business through its subsidiaries, all existing and future liabilities of the Company's subsidiaries will be effectively senior to the Debentures. As of July 31, 1997, the Company and its subsidiaries had approximately $609.1 million of Indebtedness outstanding that was effectively senior to the Debentures, all of which constituted Senior Indebtedness and was secured by the assets of the Company and its subsidiaries. At June 30, 1997, the Company's subsidiaries also had other liabilities of approximately $269.7 million, all of which would be effectively senior to the Debentures. The indenture relating to the Debentures, as amended (the "Indenture"), permits, subject to certain limitations contained therein, the incurrence by the Company of a substantial amount of additional indebtedness, including Senior Indebtedness. See "Risk Factors--Holding Company Structure and Subordination," "--Ability of the Company to Incur Additional Indebtedness" and "Description of Debentures."

         Although Morgan Stanley & Co. Incorporated ("Morgan Stanley") currently makes a market in the Debentures, it is not obligated to do so and may discontinue or suspend its market-making activities at any time. In addition, the liquidity of and trading market for the Debentures may be adversely affected by declines and volatility in the market for similar securities generally as well as by any changes in the Company's financial performance and prospects. See "Risk Factors--Trading Market for the Debentures."

                                ---------------

            SEE "RISK FACTORS" ON PAGE 7 FOR INFORMATION THAT SHOULD
                     BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

       This Prospectus is to be used by Morgan Stanley & Co. Incorporated in connection with offers and sales in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. Morgan Stanley & Co. Incorporated may act as principal or agent in such transactions.

September 12, 1997

        No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or Morgan Stanley. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall imply under any circumstances that the information contained herein is correct as of any date subsequent to the date hereof.


                                ---------------


                               TABLE OF CONTENTS

                                                                           Page
Available Information..............................................          2
Information Incorporated by Reference..............................          3
Prospectus Summary.................................................          4
Risk Factors.......................................................          7
The Company........................................................         13
Ratio of Earnings to Fixed Charges.................................         16
Description of Debentures..........................................         17
Market-Making Activities of Morgan Stanley.........................         47
Legal Matters......................................................         47
Experts............................................................         47


                                ----------------

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4, as amended by a Registration Statement on Form S-3, relating to the Debentures under the Securities Act of 1933, as amended (the "Securities Act"). For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all subsequent amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto to which reference is made hereby. Each reference made in this Prospectus to a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement and the exhibits and schedules thereto, as well as all such reports and other information filed by the Company with the Commission, can be inspected and copied at prescribed rates at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Chicago, Illinois 60661. In addition, the Commission maintains a Web site that contains reports and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such Web site is "http://www.sec.gov".

         The Indenture requires the Company to file with the Commission annual reports containing consolidated financial statements and the related report of independent auditors and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year for so long as any Debentures are outstanding.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 000-22117).
2. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 (File No. 000-22117).
3. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 (File No. 000-22117).
4.  Current Report on Form 8-K dated January 27, 1997 (File No. 33-28409).
5.  Current Report on Form 8-K dated February 5, 1997 (File No. 33-28409).
6.  Current Report on Form 8-K dated February 20, 1997 (File No. 000-22117).
7.  Current Report on Form 8-K dated May 21, 1997 (File No. 000-22117).
8.  Current Report on Form 8-K dated June 9, 1997 (File No. 000-22117).
9.  Current Report on Form 8-K dated August 7, 1997 (File No. 000-22117).

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into this Prospectus (not including exhibits to the information unless such exhibits are specifically incorporated by reference into such information). Requests for information should be addressed to: Silgan Holdings Inc., 4 Landmark Square, Stamford, CT 06901, Attention: General Counsel (Telephone Number (203) 975-7110).

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained elsewhere in this Prospectus and the consolidated financial statements of the Company, including the notes thereto, and the other information incorporated by reference herein. Unless otherwise indicated or unless the context otherwise requires, all references to the "Company" are to Silgan Holdings Inc., a Delaware corporation, and, where appropriate, its subsidiaries. Certain of the information contained in this summary and elsewhere in this Prospectus, and certain information incorporated by reference into this Prospectus, including information with respect to the Company's financial results and condition, expected operations, cost savings, future liquidity, plans and strategy for its business and related financing, are forward-looking statements. For a discussion of the important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

                                   The Company

         The Company is a leading North American manufacturer of consumer goods packaging products that currently produces (i) steel and aluminum containers for human and pet food, (ii) custom designed plastic containers for personal care, health, food, pharmaceutical and household chemical products and (iii) specialty packaging items, including metal caps and closures, aluminum roll-on closures, plastic bowls and paper containers used by processors in the food industry. The Company is the largest manufacturer of metal food containers in North America, with a unit sale market share for the twelve months ended December 31, 1996 of 36% in the United States. The Company is also a leading manufacturer of plastic containers in North America for personal care products and a major manufacturer of metal closures for food and beverage products. The Company's strategy is to grow its existing businesses and expand into other segments by applying its expertise in acquiring, financing, integrating and efficiently operating consumer goods packaging businesses.

         The Company was founded in 1987 by its current Co-Chief Executive Officers. Since its inception, the Company has acquired thirteen businesses, including the acquisitions of substantially all of the assets of the Food Metal and Specialty business ("AN Can") of American National Can Company ("ANC") in August 1995 for a purchase price of approximately $362.0 million (including net working capital of approximately $156.0 million) and the U.S. metal container manufacturing business ("DM Can") of Del Monte Corporation ("Del Monte") in December 1993 for a purchase price of approximately $73.3 million (including net working capital of approximately $21.9 million). Recently, the Company acquired the North American aluminum roll-on closure business of Alcoa Closure Systems International, Inc. ("Alcoa"), and the North American plastic container business of Rexam plc and Rexam Plastics Inc. ("Rexam") for an aggregate purchase price of $42.7 million, and Finger Lakes Packaging Company, Inc. ("Finger Lakes"), the metal food container manufacturing subsidiary of Curtice Burns Foods, Inc. ("Curtice Burns"), for a purchase price of $29.9 million.

         The Company's strategy has enabled it to rapidly increase its net sales and income from operations. The Company's net sales have increased from $630.0 million in 1992 to $1,405.7 million in 1996, representing a compound annual growth rate of approximately 22%. During this period, the Company's income from operations increased from $42.2 million in 1992 to $123.3 million in 1996, representing a compound annual growth rate of approximately 31%, while the Company's income from operations as a percentage of net sales increased 2.1 percentage points from 6.7% to 8.8% over the same period. The Company's net sales increased $50.0 million to $657.0 million for the six months ended June 30, 1997 as compared to the same period in the prior year, and its income from operations, before consideration of the noncash stock option charge incurred in connection with the Company's initial public offering of its Common Stock in February 1997, increased from $58.0 million to $70.5 million over the same period.

                                 The Debentures

Debentures....  $300,000,000   aggregate   principal   amount   of   9%   Senior
                Subordinated Debentures due 2009.

Maturity......  June 1, 2009.

Interest......  Interest on the  Debentures is payable  semiannually  in cash on
                June 1 and December 1 of each year, commencing December 1, 1997.

Optional
 Redemption..   On or after June 1, 2002, the Debentures will be redeemable,  at the option of the  Company,  in whole or in part,  initially  at
                104.5%  of  their  principal  amount,   plus  accrued  interest,
                declining  ratably  to  100% of  their  principal  amount,  plus accrued  interest,  on or after June 1, 2006.  In  addition,  at any time prior to June 1,  2000,  the  Company  may redeem up to
                35% of the principal  amount of the Debentures with the proceeds of one or more  public  equity  offerings  by the Company of its
                Common  Stock,  at any time or from  time to time in part,  at a redemption  price  of  109%  of  their  principal  amount,  plus accrued interest;  provided that at least $195 million aggregate principal amount of Debentures  remains  outstanding  after each
                such  redemption.   See  "Description  of   Debentures--Optional
                Redemption."

Ranking.......  The  Debentures  are  subordinated  in right of  payment  to all existing and future Senior Indebtedness of the Company (including indebtedness under the Credit Agreement (as defined in "Risk Factors--Secured Indebtedness"), pari passu in right of payment with all senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company (including the Company's 13-1/4% Subordinated Debentures due 2006 (the "13-1/4% Debentures")). In addition, the Debentures are effectively subordinated to all liabilities (including trade payables) of the Company's subsidiaries. As of July 31, 1997, the Company and its subsidiaries had $609.1 million of Senior Indebtedness outstanding, consisting of indebtedness outstanding under the Credit Agreement (all of which is secured by the assets of the Company and its subsidiaries), and at June 30, 1997, the Company's subsidiaries had approximately $269.7 million of other liabilities, all of which would be effectively senior to the Debentures. See "Risk Factors--Holding Company Structure and Subordination" and "Description of Debentures--Ranking."

Certain
 Covenants...   The Indenture  contains  certain  covenants  which,  among other things,  restrict  or limit the  ability of the  Company and its
                Restricted   Subsidiaries   (as  defined  in   "Description   of
                Debentures--Certain   Definitions")   to  incur   or   guarantee
                additional indebtedness;  pay dividends or make distributions in respect of their capital  stock;  purchase,  redeem or otherwise acquire  for  value  shares  of their  capital  stock;  make any
                voluntary  or  optional   principal  payments  or  voluntary  or
                optional   redemption,    repurchase,    defeasance   or   other
                acquisition  or  retirement  for value of any  Indebtedness  (as defined in  "Description  of  Debentures--Certain  Definitions")
                subordinated  to  the  Debentures;   make  any  Investments  (as
                defined in  "Description of  Debentures--Certain  Definitions");
                create restrictions on the ability of Restricted Subsidiaries to make certain payments; issue or sell stock of Restricted
                Subsidiaries; enter into transactions with shareholders or affiliates; create liens; sell assets; and, with respect to the Company, consolidate, merge or sell all or substantially all of its assets. See "Description of Debentures--Covenants."

Change of
 Control.....   Upon  a  Change  of  Control  (as  defined  in  "Description  of
                Debentures--Certain  Definitions"), the Company will be required to make an offer to purchase the  Debentures at a purchase price equal to 101% of their principal amount,  plus accrued interest,
                if  any,  to  the  date  of  purchase.   See   "Description   of
                Debentures--Covenants--Change of Control."


                                  Risk Factors

         For a discussion of certain factors that should be considered in evaluating an investment in the Debentures, see "Risk Factors" beginning on page 7.

                                  RISK FACTORS

         An investment in the Debentures involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus and appearing in the documents incorporated by reference herein, should be considered when evaluating an investment in the Debentures.

         Certain information contained in this Prospectus and in documents incorporated or deemed to be incorporated by reference in this Prospectus, including information regarding the Company's financial results and condition, expected operations, cost savings, future liquidity, plans and strategy for its business and related financing, which are not historical facts, are forward looking statements within the meaning of the Federal securities laws. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to, factors described in this Prospectus and in documents incorporated or deemed to be incorporated by reference in this Prospectus, and should not be regarded as representations or guarantees of the Company. Accordingly, the Company's actual financial results and condition, operations, cost savings, liquidity, plans and strategy for its business and related financing could differ materially from the information expressed or implied in such forward looking statements.

High Leverage; Deficiency in Stockholders' Equity

         The Company is highly leveraged primarily as a result of the financing of the acquisitions of its metal and plastic container businesses. At July 31, 1997, the Company had approximately $965.3 million of total consolidated indebtedness. The Company will likely incur additional indebtedness in the future to finance acquisitions that it may make and any resulting increased operating needs. See "--Ability of the Company to Incur Additional Indebtedness" and "--Risks Associated with Growth Strategy." Additionally, as of June 30, 1997, the Company's deficiency in stockholders' equity was $84.9 million. A significant amount of the Company's cash flow must be used to service the Company's debt and therefore cannot be used in the Company's business. The Company's high level of indebtedness and deficiency in stockholders' equity pose substantial risks to holders of the Debentures.

Secured Indebtedness

         The indebtedness under the Credit Agreement dated as of July 29, 1997 among the Company and certain of its subsidiaries, the lenders from time to time party thereto (the "Banks"), Bankers Trust Company, as administration agent and as a co-arranger, Bank of America National Trust & Savings Association, as syndication agent and as a co-arranger, Goldman Sachs Credit Partners L.P., as co-documentation agent and as a co-arranger, and Morgan Stanley Senior Funding, Inc., as co-documentation agent and as a co-arranger (as amended from time to time, the "Credit Agreement") is secured by substantially all of the assets of the Company and the stock of the Company's subsidiaries. The Credit Agreement provides the Company with a total senior secured credit facility of $1.0 billion, which includes $450.0 million of term loans (all of which have been incurred) and $550.0 million of revolving loans. In addition, under the Credit Agreement the Banks have approved an increase of up to $200.0 million in the amount of revolving loans available to the Company, with any such increase to be funded by one or more of the Banks that elect to participate in such increase but with no Bank being obligated to participate in any such increase. Revolving loans under the Credit Agreement are available to the Company for its working capital and general corporate purposes (including permitted acquisitions) and generally may be borrowed, repaid and reborrowed. At July 31, 1997, approximately $609.1 million of the Company's and its subsidiaries' indebtedness was outstanding under the Credit Agreement and was secured by the assets of the Company and its subsidiaries. The Indenture permits the Company to incur certain additional secured indebtedness under certain circumstances. See "--Ability of the Company to Incur Additional Indebtedness" and "Description of Debentures."

         Under the Credit Agreement, the Banks have claims with respect to the assets of the Company constituting collateral and the stock of the Company's subsidiaries that are prior to the claims of holders of the Debentures. In addition, the Company's indebtedness under the Credit Agreement is guaranteed on a secured basis by substantially all of the Company's subsidiaries. In the event of a default on the Debentures or a bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of the Company, or upon the acceleration of any Senior Indebtedness (including the Company's indebtedness under the Credit Agreement), such assets and stock would be available to satisfy obligations with respect to the indebtedness under the Credit Agreement before any payment therefrom could be made on the Debentures. To the extent such assets were not sufficient to repay indebtedness under the Credit Agreement as well as any other Senior Indebtedness, the holders thereof would have a claim against the Company that is senior to any claims of the holders of the Debentures. See "--Holding Company Structure and Subordination" and "Description of Debentures--Ranking."

Holding Company Structure and Subordination

         The Company is a holding company with no significant assets other than its investments in and advances to its subsidiaries. The operations of the Company are conducted through each of its wholly owned operating subsidiaries, Silgan Containers Corporation ("Containers") and Silgan Plastics Corporation ("Plastics"). Therefore, the Company's ability to make interest and principal payments on the Debentures is largely dependent upon the future performance and the cash flow of such operating subsidiaries, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for their products, cost of raw materials, legislative and regulatory changes and other factors beyond the control of such operating subsidiaries) affecting the business and operations of such operating subsidiaries. Because the Company's subsidiaries do not guarantee the payment of principal of or interest on the Debentures, claims of holders of the Debentures effectively will be subordinated to the claims of creditors of such operating subsidiaries, including trade creditors, except to the extent that the Company may be a creditor with recognized claims against such operating subsidiaries. At July 31, 1997, excluding intercompany indebtedness, the Company's subsidiaries had approximately $159.1 million of indebtedness (consisting of indebtedness under the Credit Agreement) effectively senior to the Debentures. See "--Secured Indebtedness," "--Ability of the Company to Incur Additional Indebtedness" and "Description of Debentures--Ranking." In addition, the Company's subsidiaries had other liabilities of approximately $269.7 million at June 30, 1997, all of which would be effectively senior to the Debentures.

         The payment of principal on the Debentures is expressly subordinate to the indebtedness under the Credit Agreement and all other future Senior Indebtedness of the Company. Because of such subordination, in the event of the Company's bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon the acceleration of any Senior Indebtedness, the Banks under the Credit Agreement and any other holder of Senior Indebtedness must be paid in full before the holders of the Debentures may be paid. Payments on the Debentures might not be permitted if a default under any Senior Indebtedness exists or if such a default would result from any such payment. In addition, although the Credit Agreement and the Indenture impose certain limitations on the ability of the Company to incur additional indebtedness, the Company is not prohibited under the Indenture from incurring additional indebtedness, including additional Senior Indebtedness, secured indebtedness and other indebtedness that is effectively senior to or pari passu with the Debentures. At July 31, 1997, the Company had outstanding approximately $609.1 million of Senior Indebtedness (consisting of indebtedness outstanding under the Credit Agreement).

Ability of the Company to Incur Additional Indebtedness

         Under the Credit Agreement, Containers and Plastics have available to them up to $550 million of revolving loans which generally may be borrowed, repaid and reborrowed from time to time. As of July 31, 1997, there were $159.1 million of revolving loans outstanding under the Credit Agreement. The Company is generally permitted under the Credit Agreement to borrow revolving loans for working capital and general corporate purposes, including to make permitted acquisitions. Although the Credit Agreement limits the incurrence by the Company and its subsidiaries of additional indebtedness, the Indenture permits the Company and its subsidiaries to incur a substantial amount of indebtedness in addition to the Debentures, the 13-1/4% Debentures and the indebtedness that may be incurred under the Credit Agreement, including additional Senior Indebtedness, secured indebtedness and other indebtedness that would be effectively senior to or pari passu with the Debentures. For example, the Indenture permits the Company and its subsidiaries to incur any indebtedness if, after giving effect to the incurrence of such indebtedness, the Company's Interest Coverage Ratio (as defined under "Description of Debentures--Certain Definitions") is at least 2.0 to 1. For the twelve month period ended June 30, 1997, the Company's Interest Coverage Ratio was 2.7 to 1. See "Description of Debentures--Covenants--Limitation on Indebtedness." The Company and its subsidiaries may make additional acquisitions in the future and may finance such acquisitions with additional indebtedness, including Senior Indebtedness, secured indebtedness and indebtedness effectively senior to the Debentures, as permitted under the instruments and agreements governing its indebtedness.

Refinancing Risk

         Under the Credit Agreement, revolving loans generally may be borrowed, repaid and reborrowed from time to time until December 31, 2003, on which date all such revolving loans mature and are payable in full. Additionally, A term loans under the Credit Agreement are payable in installments through December 31, 2003, and B term loans under the Credit Agreement are payable in installments through June 30, 2005. The Company will have to refinance all of its indebtedness under the Credit Agreement, as well as the 13-1/4% Debentures, prior to the maturity of the Debentures. The Company's ability to do so will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its then outstanding indebtedness, and other factors, including market conditions, which are beyond the control of the Company. There can be no assurance that the Company will be able to refinance such indebtedness, and if the Company is unable to effect any such refinancing, the Company's ability to make payments of cash interest and principal on the Debentures would be adversely affected. In addition, the Debentures permit the Company to incur a substantial amount of additional indebtedness, which may mature and need to be refinanced prior to the maturity date of the Debentures. See "--Ability of the Company to Incur Additional Indebtedness."

Restrictive Covenants under Financing Agreements

         In connection with the incurrence of its indebtedness, the Company has entered into instruments and agreements governing such indebtedness, consisting principally of the Credit Agreement, the Indenture, and the indenture in respect of the 13-1/4% Debentures (collectively, the "Financing Agreements"). The Financing Agreements contain numerous restrictive covenants, including financial and operating covenants, certain of which financial covenants become more restrictive over time in anticipation of scheduled debt amortization and improved operating results. Such covenants affect, and in many respects limit, among other things, the ability of the Company to incur additional indebtedness, create liens, sell assets, engage in mergers and acquisitions, make certain capital expenditures and pay dividends and make other payments in respect of its capital stock.

         The ability of the Company to satisfy such covenants and its other obligations (including scheduled reductions of its indebtedness under the Credit Agreement and its obligations under the Debentures and the 13-1/4% Debentures) depends upon, among other things, the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for the products of the Company, costs of raw materials, legislative and regulatory changes and other factors beyond the control of the Company) affecting the business and operations of the Company.

         The factors described above could adversely affect the Company's ability to meet its financial obligations, including obligations to holders of the Debentures. These factors could also limit the ability of the Company to take advantage of business and investment opportunities and to effect financings and could otherwise restrict corporate activities of the Company.

         Management believes that the Company will be able to comply with the financial covenants and other restrictions in the Financing Agreements and that it will have sufficient cash flow available from operations to meet its obligations; however, there can be no assurance of such compliance or of the availability of sufficient cash flow. If the Company anticipates that it will be unable to comply with any covenants in any Financing Agreement or that its cash flow will be insufficient to meet its debt service and other operating needs, it might be required to seek amendments or waivers to its Financing Agreements, refinance its debts or dispose of assets. There can be no assurance that any such action could be effected on satisfactory terms or would be permitted under the terms of the Financing Agreements. In the event of a default under the terms of any of the Financing Agreements, the obligees thereunder would be permitted to accelerate the maturity of such obligations and cause defaults under other obligations of the Company. Such defaults could be expected to delay or preclude payment of principal of and/or interest on the Debentures. See "--Secured Indebtedness" and "--Holding Company Structure and Subordination."

Risks Associated with Growth Strategy

         Historically, the Company has grown predominantly through acquisitions. The Company's future growth will depend in large part on additional acquisitions of consumer goods packaging businesses. To finance such acquisitions, the Company may incur additional indebtedness, including indebtedness under the Credit Agreement and other Senior Indebtedness, secured indebtedness and indebtedness effectively senior to the Debentures, as permitted under the Financing Agreements. See "--Ability of the Company to Incur Additional Indebtedness." In pursuing its strategy of growth through acquisitions, the Company will face risks commonly encountered with such a strategy. These risks include failing to assimilate the operations and personnel of the acquired businesses, disrupting the Company's ongoing business, dissipating the Company's limited management resources, and impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management. During the early part of this integration period, the operating results of an acquired business may decrease from results attained prior to the acquisition. Moreover, additional indebtedness incurred to make acquisitions could adversely affect the Company's liquidity and financial stability.

Reliance on Major Customers

         Containers has agreements (the "Nestle Supply Agreements") with Nestle Food Company ("Nestle") pursuant to which Containers supplies a majority of Nestle's metal container requirements, and an agreement with Del Monte (the "DM Supply Agreement") pursuant to which Containers supplies substantially all of Del Monte's metal container requirements. The Nestle Supply Agreements and the DM Supply Agreement provide Containers with a potential market for a substantial portion of its metal container output during the terms of these agreements. Approximately 17% and 12% of the Company's sales in 1996 were to Nestle and Del Monte, respectively. Certain of the Nestle Supply Agreements (representing approximately 10% of the Company's 1996 sales) have been extended through 2004 in return for certain price concessions by the Company. The Company believes that these price concessions will not have a material adverse effect on its results of operations. The remaining Nestle Supply Agreements (representing approximately 6% of the Company's 1996 sales) continue through 1997. However, the Company has the right to submit a bid to Nestle, and to match any bid received by Nestle, for the 1998 supply year with respect to the metal containers that are the subject of such Nestle Supply Agreements. There can be no assurance that any such bid by the Company will be made at sales prices equivalent to those currently in effect or otherwise on terms similar to those currently in effect. In addition, the Company cannot predict the effect, if any, on its results of operations of matching or not matching any such bids. Under certain limited circumstances, Del Monte, beginning in December 1998, and Nestle, beginning in January 2000 (with respect to all of the metal containers supplied under the Nestle Supply Agreements that have been extended through
2004), may receive competitive bids, and Containers has the right to match any such bids. If Containers matches a competitive bid, it may result in reduced sales prices with respect to the metal containers that are the subject of such competitive bid. In the event that Containers chooses not to match a competitive bid, such metal containers may be purchased from the competitive bidder at the competitive bid price for the term of the bid. The Company's results of operations could be adversely affected if the Company loses significant unit sales to Nestle and/or Del Monte as a result of a competitive bid or otherwise. Neither the Nestle Supply Agreements nor the DM Supply Agreement require the purchase of minimum amounts, and should Nestle's or Del Monte's demand decrease, the Company's consolidated sales could decrease. The loss by the Company of either Nestle or Del Monte as a customer would have a material adverse effect on the Company's results of operations.

Dependence on Agricultural Harvest; Seasonality

         The Company's metal container business sales are dependent, in part, upon the vegetable, tomato and fruit harvests in the midwest and western regions of the United States. The size and quality of these harvests varies from year to year, depending in large part upon the weather conditions in those regions, and the Company's results of operations could be impacted accordingly. The Company's results of operations could be materially adversely affected in a year in which crop yields are substantially lower than normal in either of the prime agricultural regions of the United States in which the Company operates.

         Because the Company sells metal containers used in fruit and vegetable pack processing, its sales are seasonal. As is common in the packaging industry, the Company must access working capital to build inventory and then carry accounts receivable for some customers beyond the end of the summer and fall packing season. Seasonal accounts are generally settled by year end. Due to the Company's seasonal requirements, the Company expects to incur short term indebtedness by borrowing revolving loans under the Credit Agreement to finance its working capital requirements.

Competition

         The manufacture and sale of metal and plastic containers is highly competitive and certain of the Company's competitors have greater financial resources than the Company. In particular, price competition can be an important factor and may affect the Company's results of operations.

Dependence on Key Personnel

         The success of the Company depends to a large extent on a number of key employees, and the loss of the services provided by them could materially adversely affect the Company. In particular, the loss of the services provided by R. Philip Silver, the Chairman of the Board and Co-Chief Executive Officer of the Company, and D. Greg Horrigan, the President and Co-Chief Executive Officer of the Company, could materially adversely affect the Company. However, the Company's operations are conducted through Containers and Plastics, each of which has its own independent management. S&H Inc., a company wholly owned by Messrs. Silver and Horrigan, has agreed to provide certain general management and administrative services to each of the Company, Containers and Plastics pursuant to management services agreements.

Certain Interests of Stockholders

         The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") owns 30.9% of the Common Stock. The general partner of MSLEF II and Morgan Stanley are both wholly owned subsidiaries of Morgan Stanley, Dean Witter, Discover and Co. ("Morgan Stanley Dean Witter"), and two directors of the Company are employees of Morgan Stanley. As a result of these relationships and certain agreements with Messrs. Silver and Horrigan, Morgan Stanley Dean Witter and its affiliates will continue to have significant influence over the management policies and corporate affairs of the Company. Additionally, Morgan Stanley receives compensation for ongoing financial advice to the Company and its affiliates, and Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley Dean Witter, receives certain fees and other amounts from the Company in its capacity as a co-arranger, co-documentation agent and one of the several Banks under the Credit Agreement.

         Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the owners of Common Stock and the holders of the Debentures. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the interests of the holders of Common Stock might conflict with those of the holders of the Debentures. In addition, the holders of Common Stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the Debentures.

Trading Market for the Debentures

         Morgan Stanley currently makes a market in the Debentures. However, it is not obligated to do so, and any such market-making activities may be discontinued at any time without notice, at its sole discretion. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Debentures. See "Market-Making Activities of Morgan Stanley."

         The liquidity of, and trading market for, the Debentures may also be adversely affected by declines and volatility in the market for similar securities generally as well as by any changes in the Company's financial performance or prospects.

                                   THE COMPANY

General

         The Company is a leading North American manufacturer of consumer goods packaging products that currently produces (i) steel and aluminum containers for human and pet food, (ii) custom designed plastic containers for personal care, health, food, pharmaceutical and household chemical products and (iii) specialty packaging items, including metal caps and closures, aluminum roll-on closures, plastic bowls and paper containers used by processors in the food industry. The Company is the largest manufacturer of metal food containers in North America, with a unit sale market share for the twelve months ended December 31, 1996 of 36% in the United States. The Company is also a leading manufacturer of plastic containers in North America for personal care products and a major manufacturer of metal closures for food and beverage products. The Company's strategy is to grow its existing businesses and expand into other segments by applying its expertise in acquiring, financing, integrating and efficiently operating consumer goods packaging businesses.

         The Company was founded in 1987 by its current Co-Chief Executive Officers. Since its inception, the Company has acquired thirteen businesses, including the acquisitions of AN Can in August 1995 for a purchase price of approximately $362.0 million (including net working capital of approximately $156.0 million) and DM Can in December 1993 for a purchase price of approximately $73.3 million (including net working capital of approximately $21.9 million). Recently, the Company acquired the North American aluminum roll-on closure business of Alcoa and the North American plastic container business of Rexam for an aggregate purchase price of $42.7 million, and Finger Lakes, the metal food container manufacturing subsidiary of Curtice Burns, for a purchase price of $29.9 million.

         The Company's strategy has enabled it to rapidly increase its net sales and income from operations. The Company's net sales have increased from $630.0 million in 1992 to $1,405.7 million in 1996, representing a compound annual growth rate of approximately 22%. During this period, the Company's income from operations increased from $42.2 million in 1992 to $123.3 million in 1996, representing a compound annual growth rate of approximately 31%, while the Company's income from operations as a percentage of net sales increased 2.1 percentage points from 6.7% to 8.8% over the same period. The Company's net sales increased $50.0 million to $657.0 million for the six months ended June 30, 1997 as compared to the same period in the prior year, and its income from operations, before consideration of the noncash stock option charge incurred in connection with the Company's initial public offering of its Common Stock in February 1997, increased from $58.0 million to $70.5 million over the same period.

         The principal executive offices of the Company are located at 4 Landmark Square, Stamford, Connecticut 06901, telephone number (203) 975-7110.

Company History

         The Company is a Delaware corporation, organized as a holding company to acquire interests in various packaging manufacturers. The Company has completed the following acquisitions:

Acquired Business                          Year      Products
-----------------                          ----      --------
Metal Container Manufacturing
  division of Nestle.....................  1987  Metal food containers
Monsanto Company's plastic
  container business.....................  1987  Plastic containers
Fort Madison Can Company of
  The Dial Corporation...................  1988  Metal food containers
Seaboard Carton Division of Nestle.......  1988  Paper containers
Aim Packaging, Inc.......................  1989  Plastic containers
Fortune Plastics Inc.....................  1989  Plastic containers
Express Plastic Containers Limited.......  1989  Plastic containers
Amoco Container Company..................  1989  Plastic containers
Del Monte's U.S. can manufacturing
  operations.............................  1993  Metal food containers
Food Metal and Specialty business
  of ANC.................................  1995  Metal food containers, metal caps and closures and Omni
                                                   plastic containers
Finger Lakes, a subsidiary of
  Curtice Burns..........................  1996  Metal food containers
Alcoa's North American aluminum roll-on
  closure business.......................  1997  Metal caps and closures
Rexam's North American plastic
  container business.....................  1997  Plastic containers and closures

Business Strategy

         The Company's philosophy, which has contributed to its strong performance since inception, is based on: (i) a significant equity ownership by management and an entrepreneurial approach to business, (ii) its low cost producer position and (iii) its long-term customer relationships. The Company has achieved a low cost producer status through (i) the maintenance of a flat, efficient organizational structure, resulting in low selling, general and administrative expenses as a percentage of total net sales, (ii) purchasing economies, (iii) significant capital investments that have generated manufacturing and production efficiencies, (iv) plant consolidations and rationalizations and (v) the proximity of its plants to its customers. The Company's philosophy has also been to develop long-term customer relationships by acting in partnership with its customers, providing reliable quality and service and utilizing its low cost producer position. This philosophy has resulted in numerous long-term supply contracts, high retention of customers' business and recognition from its customers, as demonstrated by many quality and service awards.

         The Company intends to enhance its position as a leading supplier of consumer goods packaging products by pursuing a strategy designed to achieve future growth and to increase its profitability and cash flow. The key components of this strategy are to (i) increase the Company's market share in its current business lines through acquisitions and internal growth, (ii) expand into complementary business lines by applying the Company's acquisition and operating expertise to other areas of the North American consumer goods packaging market and (iii) improve the profitability of acquired businesses through integration, rationalization and capital investments to enhance their manufacturing and production efficiency.

         The Company has increased its revenues and market share in the metal container, plastic container and specialty markets through acquisitions and internal growth. As a result of this strategy, the Company has diversified its customer base, geographic presence and product line. The Company has more than tripled its overall share of the U.S. metal food container market from approximately 10% in 1987 to approximately 36% for the twelve months ended December 31, 1996. The Company's plastic container business has increased its market position primarily through strategic acquisitions, from sales of $88.8 million in 1987 to $216.4 million in 1996. The Company has also expanded its specialty business, most recently with its acquisition in April 1997 of the North American aluminum roll-on closure business of Alcoa. Management believes that certain industry trends exist which will enable the Company to continue to acquire attractive businesses in its existing metal container, plastic container and specialty markets. In pursuing its strategy, the Company seeks to acquire businesses at reasonable cash flow multiples and to enhance profitability by rationalizing plants, by improving manufacturing and production efficiencies and through purchasing economies. The Company also expects to generate internal growth due to its participation in certain higher growth segments of the consumer goods packaging market.

Financing Strategy

         The Company's stable and predictable cash flow, generated largely as a result of its long-term customer relationships, has supported its financial strategy of generally using debt to support its growth. Management has successfully  operated  its  business  and  pursued  its growth  strategy  while managing the Company's indebtedness. As the Company's revenues and income from operations have increased and the Company's financial position has improved, the Company has pursued a strategy to further improve its cash flow and its operating and financial flexibility by refinancing its higher cost indebtedness with lower cost indebtedness and equity and by extending the maturity of its indebtedness. In addition to lowering the Company's interest expense on its outstanding indebtedness and extending the maturities of the Company's indebtedness, the Company's financing strategy has resulted in (i) an increase in borrowings available to the Company under the Credit Agreement, which borrowings are available as revolving loans and may be used by the Company for permitted acquisitions and for general corporate purposes and (ii) improved operating and financial flexibility for the Company as a result of changes in covenants under the Financing Agreements which provide the Company with more flexibility to, among other things, make acquisitions, pay dividends, repurchase stock and refinance existing indebtedness.

Business Segments

         The Company is a holding company that conducts its business through its two wholly owned operating companies, Containers and Plastics.

         Containers. For 1996, Containers had net sales of $1,189.3 million (85% of the Company's net sales) and income from operations of $106.1 million (85% of the Company's income from operations) (without giving effect to corporate expense). Containers manufactures metal containers for vegetables, fruit, pet food, meat, tomato based products, coffee, soup, seafood and evaporated milk. The Company estimates that approximately 80% of Containers' sales in 1997 will be pursuant to long-term supply arrangements. Containers also manufactures certain specialty packaging items, including metal caps and closures, aluminum roll-on closures, plastic bowls and paper containers used by processors in the food industry. For 1996, Containers had net sales of specialty packaging items of $90.7 million.

         Plastics. For 1996, Plastics had net sales of $216.4 million (15% of the Company's net sales) and income from operations of $18.4 million (15% of the Company's income from operations) (without giving effect to corporate expense). Plastics emphasizes value-added design, fabrication and decoration of custom containers in its business. Plastics manufactures custom designed high density polyethylene containers for health and personal care products, including containers for shampoos, conditioners, hand creams, lotions, cosmetics and toiletries, household chemical products, including containers for scouring cleaners, cleaning agents and lawn and garden chemicals and pharmaceutical products, including containers for tablets, antacids and eye cleaning solutions. Plastics also manufactures polyethylene terephthalate custom designed containers for mouthwash, respiratory and gastrointestinal products, liquid soap, skin care lotions, salad dressings, condiments, instant coffee, bottled water and liquor.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges, or the deficiency of earnings available to cover fixed charges, as the case may be, for the Company for the six month periods ended June 30, 1997 and 1996 and for each of the five years ended December 31, 1996, 1995, 1994, 1993 and 1992. For purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, earnings consist of income (loss) before income taxes plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized,  minority  interest  expense,  amortization  of  debt  expense  and discount or premium relating to any indebtedness, whether expensed or capitalized, and such portion of rental expense that is representative of the interest factor.

                                  Six Months
                                    Ended
                                   June 30,         Year Ended December 31,
                                   --------    ---------------------------------

                                 1997(1) 1996  1996  1995    1994   1993    1992
                                 ------  ----  ----  ----    ----   ----    ----


Ratio of earnings to
  fixed charges................    1.16  1.25  1.36   --     --     --      --

Deficiency of earnings available
 to cover fixed charges
 ($ in millions) ..............     --    --    --   $10.9   $7.4  $12.5   $17.5


-------------
   (1) Excluding the historical non-cash pre-tax stock option charge of $22.5 million recognized by the Company in the first quarter of 1997 in connection with the Company's initial public offering of its Common Stock, the Company's ratio of earnings to fixed charges for the six months ended June 30, 1997 would have been 1.68.

                            DESCRIPTION OF DEBENTURES

         The Debentures were issued under the Indenture between the Company and The First National Bank of Chicago, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

General

         The Debentures are unsecured senior subordinated obligations of the Company, initially limited to $300 million aggregate principal amount, and will mature on June 1, 2009. Each Debenture bears interest at 9% per annum from June 9, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the May 15 or November 15 immediately preceding the Interest Payment
Date) on June 1 and December 1 of each year, commencing December 1, 1997.

         Principal of, premium, if any, and interest on the Debentures are payable, and the Debentures may be exchanged or transferred, at the office or agency of the Registrar and Paying Agent; provided that, at the Company's option, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register. The Trustee currently acts as Registrar and Paying Agent. The Company may change any Registrar and Paying Agent without prior notice to Holders of the Debentures.

         The Debentures are issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

         Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Debentures under the Indenture. The Debentures and any additional Debentures subsequently issued would be treated as a single class for all purposes under the Indenture.

Optional Redemption

         The Debentures will be redeemable at the Company's option, in whole or in part, at any time and from time to time, on or after June 1, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing June 1, of the years set forth below:

                   Year                                   Redemption Price
                   ----                                   ----------------
                   2002...............................        104.500%
                   2003...............................        103.375
                   2004...............................        102.250
                   2005...............................        101.125
                   2006 and thereafter................        100.000

         In addition, at any time prior to June 1, 2000, the Company may redeem up to 35% of the principal amount of the Debentures with the proceeds of one or more public equity offerings of Common Stock of the Company or a Successor Corporation, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 109%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least $195 million aggregate principal amount of Debentures remains outstanding after each such redemption.

         In the case of any partial redemption, selection of the Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed or, if the Debentures are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Debenture of $1,000 in principal amount or less shall be redeemed in part. If any Debenture is to be redeemed in part only, the notice of redemption relating to such Debenture shall state the portion of the principal amount thereof to be redeemed. A new Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debenture.

Sinking Fund

         There will be no sinking fund payments for the Debentures.

Ranking

         The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, pari passu in right of payment with all senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company, including the 13-1/4% Debentures. In addition, since all of the operations of the Company are conducted through its subsidiaries, all existing and future liabilities (including trade payables) of its subsidiaries are and will be effectively senior to the Debentures. As of July 31, 1997, the Company had outstanding approximately $609.1 million of Indebtedness that constituted Senior Indebtedness (all of which was secured). In addition, the Company's subsidiaries had other liabilities of approximately $269.7 million at June 30, 1997, all of which would be effectively senior to the Debentures. See "Risk Factors--Secured Indebtedness" and "--Holding Company Structure and Subordination."

         To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligations so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligations not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes of the Indenture as if such declaration, invalidity or setting aside had not occurred. Upon any payment or distribution of assets or securities of the Company or a Successor Corporation of any kind or character, whether in cash, property or securities, upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company or a Successor Corporation, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing subsequent to an event of bankruptcy, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the Holders or the Trustee on behalf of the Holders shall be entitled to receive any payment by or on behalf of the Company or a Successor Corporation on account of Senior Subordinated Obligations, or any payment to acquire any of the Debentures for cash, property or securities, or any distribution with respect to the Debentures of any cash, property or securities. Before any payment may be made by or on behalf of the Company or a Successor Corporation of any Senior Subordinated Obligations upon any such dissolution, winding-up, liquidation or reorganization, any payment or distribution of assets or securities of the Company or a Successor Corporation of any kind or character, whether in cash, property or securities, to which the Holders or the Trustee on behalf of the Holders would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or a Successor Corporation or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the Holders or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives, or to the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents, after giving effect to any concurrent payment distribution or provision therefor, to or for the holders of such Senior Indebtedness.

         No direct or indirect payment by or on behalf of the Company or a Successor Corporation of Senior Subordinated Obligations, whether pursuant to the terms of the Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to (i) the Credit Agreement pursuant to which the maturity thereof may be accelerated and (a) upon receipt by the Trustee of written notice from the Bank Agent or (b) if such event of default under the Credit Agreement results from the acceleration of the Debentures, from and after the date of such acceleration, no payment of Senior Subordinated Obligations may be made by or on behalf of the Company or a Successor Corporation upon or in respect of the Debentures for a period (a "Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 159 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the Bank Agent or such event of default has been cured or waived) or (ii) any other Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such other Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such other Designated Senior Indebtedness then outstanding), no payment of Senior Subordinated Obligations may be made by or on behalf of the Company or a Successor Corporation upon or in respect of the Debentures for a Payment Blockage Period commencing on the date of receipt of such notice and ending 119 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Trustee from such trustee or other representatives for such holders). Not more than one Payment Blockage Period may be commenced with respect to the Debentures during any period of 360 consecutive days; provided that, subject to the limitation contained in the next sentence, the commencement of a Payment Blockage Period by the representatives for, or the holders of, Designated Senior Indebtedness other than under the Credit Agreement or under clause (i)(b) of this paragraph shall not bar the commencement of another Payment Blockage Period by the Bank Agent within such period of 360 consecutive days. Notwithstanding anything in the Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default (other than an event of default pursuant to the financial maintenance covenants under the Credit Agreement) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the representatives for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

         By reason of the subordination provisions described above, in the event of liquidation or insolvency, creditors of the Company or a Successor Corporation who are not holders of Senior Indebtedness or of the Debentures may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of the Debentures.

Certain Definitions

         Set forth below is a summary of certain of the defined terms used herein and in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

         "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

         "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses; provided further that for purposes of clause
(iv) of the first paragraph of the "Limitation on Restricted Payments" covenant, in connection with any Investment in a business, "Adjusted Consolidated Net Income" during the period commencing with the first day of the fiscal quarter in which the Closing Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date shall not be less than $100 million, unless actual Adjusted Consolidated Net Income for such period is a loss, in which case Adjusted Consolidated Net Income for such period shall be $100 million minus the amount of such loss.

         "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets after the Closing Date (excluding write-ups in connection with accounting for acquisitions in conformity with
GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

         "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division, operating unit or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

         "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division, operating unit or line of business of the Company or any of its Restricted Subsidiaries.

         "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such

Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant,
(c) any Restricted Payments permitted by the "Limitation on Restricted Payments" covenant, (d) sales, transfers or other dispositions of obsolete or worn out equipment or spare parts or (e) during each fiscal year of the Company, other sales, transfers or dispositions of assets having a fair market value not in excess of $1,000,000.

         "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

         "Bank Agent" means Bankers Trust Company, or its successor as a co-arranger and administrative agent for the lenders under the Credit Agreement.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

         "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

         "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

         "Change of Control" means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than MSLEF II, Mr. Horrigan, Mr. Silver and their respective Affiliates, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), of more than 40% of the total voting power of the Voting Stock of the Company and (b) MSLEF II, Mr. Horrigan, Mr. Silver and their respective Affiliates and any spouse, parent, brother, sister or lineal descendant of Mr. Horrigan or Mr. Silver beneficially own, directly or indirectly, less than 18% of the total voting power of the Voting Stock of the Company or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

         "Closing Date" means June 9, 1997.

         "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

         "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof).

         "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 135 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

         "Credit Agreement" means the Credit Agreement, dated as of July 29, 1997, among the Company, Containers, Plastics, certain other subsidiaries of any of them, the Banks party thereto, the Bank Agent, Bank of America National Trust & Savings Association, as a co-arranger and as syndication agent, and Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as co-documentation agents and each as a co-arranger, together with the related documents thereof (including without limitation any Guarantees and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, renewed, extended, substituted, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Company) all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time; and "Credit Agreement Amount" means $1.2 billion.

         "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

         "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

         "Designated Senior Indebtedness" is defined to mean (i) Indebtedness under the Credit Agreement, including refinancings thereof and (ii) any other Indebtedness constituting Senior Indebtedness that, at any date of determination, has an aggregate principal amount of at least $50 million and is specifically designated by the Company or the Successor Corporation in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

         "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Debentures, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Debentures or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Debentures; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Debentures shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" and "Repurchase of Debentures upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Debentures as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Debentures upon a Change of Control" covenants described below.

         "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined (except with respect to amounts less than $1,000,001) in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution. Notwithstanding the foregoing, in the event that (1) the Company or any of its Restricted Subsidiaries shall dedicate assets substantially to products sold to any principal customer and (2) such customer shall require that the Company or such Restricted Subsidiary grant such customer an option to purchase such assets (or the entity owning such assets), then "fair market value" shall, for purposes of the "Limitation on Asset Sales" covenant, be deemed to be the price paid by such customer for such assets or such entity.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Company's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization or write off of unamortized deferred financing costs and any premiums, fees or expenses incurred in connection with the offering, redemption or early extinguishment of the Debentures, the 13-1/4% Exchangeable Preferred Stock Mandatorily Redeemable 2006 of the Company, the 11-3/4% Senior Subordinated Notes due 2002 of the Company (as successor to Silgan Corporation), the 13-1/4% Senior Discount Debentures due 2002 of the Company and the Credit Agreement (but not any fees or expenses with respect to the Indebtedness Incurred or Capital Stock issued after the date hereof to effect any such redemption or early extinguishment) and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

         "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and
(viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness,"
(C) that Indebtedness shall not include any liability for federal, state, local or other taxes and (D) in clarification of this definition, any unused commitment under the Credit Agreement or any other agreement relating to Indebtedness shall not be treated as outstanding.

         "Interest  Coverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation,
(A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof) and any Indebtedness to be repaid within 60 days of the Transaction Date (except to the extent such repayment will be financed by Incurring Indebtedness after the Transaction Date), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on a date that is no more than 75 days prior to the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; provided that (x) with respect to Asset Acquisitions, pro forma effect shall be given to any cost reductions the Company anticipates if the Company delivers to the Trustee an Officers' Certificate executed by the Chief Financial Officer of the Company certifying to and describing and quantifying with reasonable specificity the cost reductions expected to be attained within the first year after such Asset Acquisition and (y) at the Company's election, in connection with any Asset Acquisition with respect to which an income statement for the acquired assets for the preceding four fiscal quarters is not available, the Company shall, in good faith, prepare an estimated income statement for such four quarters and shall deliver to the Trustee an Officers' Certificate and a certificate of an investment bank or accounting firm of national standing expressly stating that, in their opinion, such estimated income statement reasonably reflects the results that would have occurred had such assets been purchased by the Company or a Restricted Subsidiary on the first day of the Four Quarter Period and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed for which financial information is available.

         "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

         "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include
(i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and
(ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments as a result of any payments or transfers of assets by such Person to the Company or its Restricted Subsidiaries. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

         "Moody's" means Moody's Investors Service, Inc. and its successors.

         "MSLEF II" means The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership.

         "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Offer to Purchase" means an offer to purchase Debentures by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Debentures validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Debenture not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Debenture accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Debenture purchased pursuant to the Offer to Purchase will be required to surrender the Debenture, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Debenture completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Debentures delivered for purchase and a statement that such Holder is withdrawing his election to have such
Debentures purchased; and (vii) that Holders whose Debentures are being purchased only in part will be issued new Debentures equal in principal amount to the unpurchased portion of the Debentures surrendered; provided that each Debenture purchased and each new Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall
(i) accept for payment on a pro rata basis Debentures or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Debentures or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Debentures or portions thereof so accepted together with an Officers' Certificate specifying the Debentures or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Debentures so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Debenture equal in principal amount to any unpurchased portion of the Debenture surrendered; provided that each Debenture purchased and each new Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Debentures pursuant to an Offer to Purchase.

         "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments or in settlement of claims; (v) Investments, to the extent the consideration therefor consists solely of the Common Stock of the Company; (vi) Currency Agreements and Interest Rate Agreements entered into to protect against currency or interest rate fluctuations (but not Currency

Agreements and Interest Rate  Agreements  entered into for  speculation);  (vii)
Guarantees of Indebtedness of Restricted Subsidiaries permitted under the "Limitation on Indebtedness" covenant; and (viii) loans to employees of the Company or its Restricted Subsidiaries, not to exceed $3 million at any one time outstanding.

         "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including a bank's unexercised right of set-off) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, the Company or any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;
(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens consisting of escrows or deposits in connection with acquisitions or potential acquisitions; and (xix) Liens on or sales of receivables.

         "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether outstanding as of the Closing Date or issued after the Closing Date, including, without limitation, all series and classes of such preferred or preference stock.

         "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

         "Senior Indebtedness" is defined to mean the following obligations of the Company or a Successor Corporation: (i) all Indebtedness and other monetary obligations of the Company or a Successor Corporation under (or in respect of) the Credit Agreement, any Interest Rate Agreement or any Currency Agreement,
(ii) all other Indebtedness of the Company or a Successor Corporation (other than Indebtedness evidenced by the Debentures or the Exchange Debentures), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Debentures and (iii) all fees, expenses and indemnities payable in connection with the Credit Agreement, Currency Agreements and Interest Rate Agreements; provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company or a Successor Corporation that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company or a Successor Corporation,
(b) any Indebtedness of the Company or a Successor Corporation to a Subsidiary of the Company or a Successor Corporation or to a joint venture in which the Company or a Successor Corporation has an interest, (c) any Indebtedness of the Company or a Successor Corporation (other than such Indebtedness already described in clause (i) above) of the type described in clause (ii) above and not permitted by the "Limitation on Indebtedness" covenant below, (d) any repurchase, redemption or other obligation in respect of Redeemable Stock, (e) any Indebtedness to any employee or officer of the Company or a Successor Corporation or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by the Company or a Successor Corporation or
(g) any Trade Payables. "Senior Indebtedness" will also include interest accruing subsequent to events of bankruptcy of the Company or a Successor
Corporation and its Subsidiaries at the rate provided for in the document governing such Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

         "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

         "S&H" means S&H, Inc. and its successors.

         "S&P" means Standard & Poor's Ratings Service and its successors.

         "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

         "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

         "Successor Corporation" is defined to mean any successor corporation to the Company that becomes the successor obligor on the Debentures, whether by merger, consolidation, sale of assets, assumption of liabilities or otherwise.

         "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

         "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

         "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

         "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

         "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

         "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

   Limitation on Indebtedness

         (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Debentures and Indebtedness existing on the Closing Date); provided that the Company and its Restricted Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0:1.

         Notwithstanding the foregoing, the Company and any Restricted Subsidiary may Incur each and all of the following: (i) Indebtedness in an aggregate principal amount not to exceed, at any one time outstanding, the Credit Agreement Amount, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) to the Company evidenced by a promissory note or (B) to any of its Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vii), (ix) or (x) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Debentures or Indebtedness that is pari passu with, or subordinated in right of payment to, the Debentures shall only be permitted under this clause (iii) if
(A) in case the Debentures are refinanced in part or the Indebtedness to be refinanced is pari passu with the Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Debentures, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Debentures remaining outstanding at least to the extent that the Indebtedness to be refinanced is subordinated to the Debentures and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; provided, however, that with respect to the refinancing of the Exchange Debentures, the requirements of clauses (B) and (C) of this clause (iii) and the next subsequent proviso of this clause (iii) shall not be applicable if, pro forma for such refinancing, the Company would be permitted to Incur $1.00 of Indebtedness under the first paragraph of this "Limitation on Indebtedness" covenant; and provided further that in no event may Indebtedness of the Company that is pari passu with, or subordinated to, the Debentures be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements, Interest Rate Agreements and commodity hedging agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates, interest rates or commodity prices and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Debentures tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Debentures as described below under "Defeasance"; (vi) the issuance of 13-1/4% Debentures in satisfaction of payment-in-kind interest obligations on outstanding 13-1/4% Debentures; (vii) Guarantees of Indebtedness of the Company and Restricted Subsidiaries to the extent such Indebtedness is otherwise permitted to be Incurred under this "Limitation of Indebtedness" covenant, provided that in the case of a Guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below to the extent applicable; (viii) obligations in respect of letters of credit not to exceed $30 million outstanding at any one time; and
(ix) other Indebtedness in an aggregate principal amount not to exceed $25 million outstanding at any one time.

         (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness solely as a result of fluctuations in the exchange rates of currencies.

         (c) For purposes of determining  any particular  amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Company's previous credit agreement dated as of August 1, 1995, as amended, on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses. The Company shall not Incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Company unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to the Debentures at least to the extent that it is subordinated to such other Indebtedness.

   Limitation on Restricted Payments

         The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Debentures or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through
(iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the
"Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Closing Date occurs and ending on the last day of the last fiscal quarter preceding the
Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to
Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from capital contributions or from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Debentures) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and Investments made pursuant to the next paragraph) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus (4) $25 million.

         The foregoing provision shall not be violated by reason of: (i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of any notice of irrevocable redemption, as the case may be, if, at said date of declaration or the giving of such notice, as the case may be, such payment or redemption, as the case may be, would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Debentures including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Debentures in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than
Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock), in an amount not to exceed 100% of the net cash proceeds of such offering that are contributed to the Company or a Successor Corporation, plus the amount of any premiums applicable thereto; (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company or any Restricted Subsidiary, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) and which were issued pursuant to any Stock Based Plan, upon death, disability, retirement or termination of employment or pursuant to the terms of such Stock Based Plan or any other agreement under which such Capital Stock, options, related rights or similar securities were issued; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement for value of such shares of Capital Stock, options, related rights or similar securities after the Closing Date does not exceed $3 million; (vii) Investments, not to exceed $25 million at any one time outstanding; and (viii) the declaration and payment of dividends on Common Stock in an amount not to exceed 6% per annum of the aggregate of the net proceeds received by the Company in its initial public offering and the next $35 million of proceeds received upon the issuance of Common Stock of the Company or a Successor Corporation; provided that, except in the case of clauses (i), (ii), (iii) and (v), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

         Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vii) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent
Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Debentures, or Indebtedness that is pari passu with the Debentures, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

   Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

         The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

         The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any modifications, extensions, refinancings, renewals, substitutions or replacements of such agreements; provided that the encumbrances and restrictions in any such modifications, extensions, refinancings, renewals, substitutions or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being modified, substituted, extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause
(iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; (vi) agreements with principal customers restricting the transfer of assets (or entities owning assets) substantially dedicated to products sold to such customers; (vii) with respect to any Restricted Subsidiary that is intended to be a special purpose financing entity and into which the Company and the other Restricted Subsidiaries do not make any material Investment of assets other than accounts receivable and, to the extent required by the financing agreements of such Restricted Subsidiary, cash; or (viii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued (in each case by a Restricted Subsidiary in compliance with the "Limitation on Indebtedness" covenant) if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Debentures than is customary in comparable financings (as determined by the Company), (C) the Company determines that any such encumbrance or restriction will not materially affect its ability to make principal or interest payments on the Debentures, (D) such encumbrance or restriction expressly states that such Restricted Subsidiary shall be entitled to take the actions referred to in clauses (i) through (iv) of the first paragraph of this covenant in an amount not to exceed 50% of the consolidated net income of such Restricted Subsidiary (after making adjustments thereto in the nature of the adjustments referred to in the definition of "Adjusted Consolidated Net Income") and (E) the Investments made by the Company and its Restricted Subsidiaries in such Restricted Subsidiary are reasonably related to the business of such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

 Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

         The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) issuances or sales of Common Stock of Restricted Subsidiaries the Net Cash Proceeds of which (if any) are applied as provided in clause (A) or (B) of the "Limitation on Asset Sales" covenant.

   Limitation on Issuances of Guarantees by Restricted Subsidiaries

         The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Debentures ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Debentures by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the Debentures have been paid in full in cash; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Debentures, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Debentures, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Debentures.

         Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

   Limitation on Transactions with Shareholders and Affiliates

         The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

         The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors, (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; (vi) the payment of fees pursuant to the Management Agreements or pursuant to any similar management contracts entered into by the Company or any Subsidiary of the Company; and (vii) the payment of fees to Morgan Stanley, S&H or their respective Affiliates for financial, advisory, consulting or investment banking services that the Board of Directors deems to be advisable or appropriate for the Company or any Subsidiary of the Company to obtain
(including, without limitation, the payment to Morgan Stanley of any underwriting discounts or commissions or placement agency fees in connection with the issuance and sale of any securities by the Company or any Subsidiary of the Company). Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (vii) of this paragraph, (a) the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) the aggregate amount of which exceeds $8 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

   Limitation on Liens

         The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Debentures and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Debentures, prior to) the obligation or liability secured by such Lien.

         The foregoing limitation does not apply to (i) Liens existing on the Closing Date, including Liens existing on the Closing Date securing obligations under the Credit Agreement; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; (vi) Liens securing Senior Indebtedness (including Interest Rate Agreements and Currency Agreements); or (vii) Permitted Liens.

   Limitation on Asset Sales

         The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 15% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 15% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries, or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

         If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Debentures equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Debentures, plus, in each case, accrued interest (if any) to the Payment Date provided, however, that no Excess Proceeds Offer shall be required to be commenced with respect to the Debentures until the Business Day following the dates that payments are made pursuant to similar offers that are made to holders of Senior Indebtedness, and need not be commenced if the Excess Proceeds remaining after application to the Senior Indebtedness purchased in the offers made to the holders of the Senior Indebtedness are less than $10 million; provided further, however, that no Debentures may be purchased under this "Limitation on Asset Sales" covenant unless the Company shall have purchased all Senior Indebtedness tendered pursuant to the offers applicable thereto.

Repurchase of Debentures upon a Change of Control

         The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Debentures then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date. Prior to the mailing of the notice to Holders provided for above, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Indebtedness under the Credit Agreement and all other Senior Indebtedness required to be redeemed or repurchased pursuant to the terms thereof, or to offer to repay in full all Indebtedness under the Credit Agreement and all such other Senior Indebtedness and to repay the indebtedness of each holder of Senior Indebtedness who has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and such other Senior Indebtedness to permit the repurchase of Debentures as provided for in the succeeding paragraph. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase the Debentures pursuant to this "Change of Control" covenant.

         There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Debentures) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Debentures will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Debenture repurchase, either prior to or concurrently with such Debenture repurchase.

Events of Default

         The  following  events  are  defined  as  "Events  of  Default"  in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Debenture when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the subordination provisions described above under "--Ranking;" (b) default in the payment of interest on any Debenture when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions described above under "--Ranking;" (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Debentures upon a Change of Control" covenant, whether or not such payment is prohibited by the subordination provisions described above under "--Ranking;" (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Debentures (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or the Holders of 25% or more in aggregate principal amount of the Debentures; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

         If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Debentures then outstanding, by written notice (the "Acceleration Notice") to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Debentures to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. Any such declaration of acceleration shall not become effective until the earlier of (A) five Business Days after receipt of the Acceleration Notice by the Bank Agent and the Company and (B) acceleration of the Indebtedness under the Credit Agreement; provided that such acceleration shall automatically be rescinded and annulled without any further action required on the part of the Holders in the event that any and all Events of Default specified in the Acceleration Notice under the Indenture shall have been cured, waived or otherwise remedied as provided in the Indenture prior to the expiration of the period referred to in the preceding clauses (A) and (B). In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Debentures then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Debentures by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul such declaration of acceleration and its consequences if
(i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Debentures that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

         The Holders of at least a majority in aggregate principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Debentures not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Debentures. A Holder may not pursue any remedy with respect to the Indenture or the Debentures unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Debentures make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liabilities or expenses; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Debentures do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Debenture to receive payment of the principal of, premium, if any, or interest on, such Debenture or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Debentures, which right shall not be impaired or affected without the consent of the Holder.

         The Indenture requires certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

         The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Debentures and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Debentures shall have a Consolidated Net Worth (without giving effect to any non-cash charges resulting from such consolidation, merger, sale, conveyance, transfer, lease or other disposition) equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis, the Interest Coverage Ratio of the Company (or any Person becoming the successor obligor on the Debentures) is at least 1:1; provided that if the Interest Coverage Ratio of the Company before giving effect to such transaction is within the range set forth in column (A) below, then the pro forma Interest Coverage Ratio of the Company (or any Person becoming the successor obligor on the Debentures) shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Interest Coverage Ratio of the Company prior to such transaction and (2) the ratio set forth in column (C) below:

                            (A)                         (B)       (C)
                            ---                         ---       ---

                   1.11:1 to 1.99:1.................    90%      1.5:1
                   2.00:1 to 2.99:1.................    80%      2.1:1
                   3.00:1 to 3.99:1.................    70%      2.4:1
                   4.00:1 or more...................    60%      2.5:1

and provided further that, if the pro forma Interest Coverage Ratio of the Company (or any Person becoming the successor obligor on the Debentures) is 3:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of this clause (iv); provided that this clause (iv) shall not apply to a consolidation or merger with or into a Restricted Subsidiary; provided that, in connection with any such merger or consolidation, no consideration (other than Capital

Stock (other than Disqualified Stock) in the surviving Person, the Company) shall be issued or distributed to the stockholders of the Company; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) of this covenant do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

         Defeasance and Discharge. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Debentures on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Debentures (except for, among other matters, certain obligations to replace stolen, lost or mutilated Debentures, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debentures on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debentures, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy
of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis giving effect to such deposit and defeasance, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (D) the Company is not prohibited from making payments in respect of the Debentures by the provisions described under "--Ranking" and (E) if at such time the Debentures are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Debentures will not be delisted as a result of such deposit, defeasance and discharge.

         Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clauses (c) and (d) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default and the provisions described herein under "--Ranking" with respect to assets held by the Trustee shall not apply upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debentures on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debentures, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

         Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Debentures as described in the immediately preceding paragraph and the Debentures are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debentures at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debentures at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Modification and Waiver

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Debentures; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture, (ii) reduce the principal amount of, or premium, if any, or interest on, any Debenture, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Debenture, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Debenture, (v) reduce the above-stated percentage of outstanding Debentures the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Debentures, (vii) reduce the percentage or aggregate principal amount of outstanding Debentures the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) modify the subordination provisions in a manner adverse to the Holders.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

         The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Debentures or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Debentures or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Debentures, waives and releases all such liability.

Concerning the Trustee

         The First National Bank of Chicago acts as Trustee under the Indenture.

         The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

         The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

         So long as The Depository Trust Company ("DTC"), or its nominee, is the registered owner or holder of a Global Debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Debenture for all purposes under the Indenture and the Debentures. No beneficial owner of an interest in a Global Debenture will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear System ("Euroclear") and Citibank, N.A., as operator of Cedel Bank societe anonyme ("Cedel Bank").

         Payments of the principal of, and interest on, a Global Debenture will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Debenture, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debenture as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         The Company expects that DTC will take any action permitted to be taken by a holder of Debentures (including the presentation of Debentures for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Debenture is credited and only in respect of such portion of the aggregate principal amount of Debentures as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Debentures, DTC will exchange the applicable Global Debenture for Certificated Debentures, which it will distribute to its participants and which may be legended as set forth in the Indenture.

         The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial

Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Debenture among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as a depositary for the Global Debentures and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Debentures in exchange for the Global Debentures. Holders of an interest in a Global Debenture may receive Certificated Debentures in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

                           MARKET-MAKING ACTIVITIES OF
                                 MORGAN STANLEY

         The Prospectus is to be used by Morgan Stanley in connection with offers and sales of the Debentures in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Morgan Stanley may act as principal or agent in such transactions. Morgan Stanley has no obligation to make a market in the Debentures, and may discontinue its market-making activities at any time without notice, in its sole discretion. As of the date of this Prospectus, MSLEF II, an affiliate of Morgan Stanley, owns 30.9% of the outstanding Common Stock. See "Risk Factors--Certain Interests of Stockholders."

         In connection with the Company's issuance and sale in June 1997 of $300.0 million aggregate principal amount of the Debentures in a private placement, Morgan Stanley acted as placement agent and received certain fees amounting to $7.9 million in connection therewith. In connection with such offering, the Company agreed to indemnify Morgan Stanley, as the placement agent, against certain liabilities, including liabilities under the Securities Act.

         Morgan Stanley acted as placement agent in connection with the offering by the Company of its 13-1/4% Exchangeable Preferred Stock Mandatorily Redeemable 2006, all of which was exchanged into the 13-1/4% Debentures, and received certain fees amounting to $1.8 million in connection therewith. Morgan Stanley also acted as one of the several underwriters in connection with the Company's initial public offering in February 1997 of Common Stock and received fees of approximately $1.2 million in connection therewith. In connection with the Credit Agreement, Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley, in its capacity as a co-arranger, co-documentation agent and one of the several Banks thereunder, receives certain fees and other amounts.

         Morgan Stanley has provided, and continues to provide, investment banking services to the Company and its affiliates.


                                  LEGAL MATTERS

         The legality of the Debentures has been passed on for the Company by Winthrop, Stimson, Putnam & Roberts, Financial Centre, 695 East Main Street, Stamford, Connecticut 06901. Winthrop, Stimson, Putnam & Roberts from time to time represents Morgan Stanley in connection with certain legal matters unrelated to its representation of the Company.


                                     EXPERTS

         The consolidated financial statements and schedules of Silgan Holdings Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Not Applicable.

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Restated Certificate of Incorporation and Amended and Restated By-laws of the Company provide for indemnification of officers and directors against costs and expenses incurred in connection with any action or suit to which such person is a party to the fullest extent permitted by the Delaware General Corporation Law.

Item 16.  Exhibits.

Exhibit
Number            Description
------            -----------

    4.1 Indenture, dated as of June 9, 1997, between the Company (as successor to Silgan Corporation) and The First National Bank of Chicago, as trustee, with respect to the Debentures (incorporated by reference to Exhibit 4.1 filed with the Company's Current Report on Form 8-K, dated June 9, 1997, Commission File No. 000-22117).

    4.2 First Supplemental Indenture, dated as of June 24, 1997 among the Company, Silgan Corporation and The First National Bank of Chicago, as trustee, to the Indenture, dated as of June 9, 1997, between the Company (as successor to Silgan Corporation) and The First National Bank of Chicago, as trustee, with respect to the Debentures (incorporated by reference to Exhibit 4.2 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

    4.3           Form  of  the  9%  Senior  Subordinated  Debentures  due  2009
                  (incorporated by reference to Exhibit 4.10 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

    5 Opinion of Winthrop, Stimson, Putnam & Roberts as to the legality of the Debentures (incorporated by reference to
                  Exhibit 5 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

   12.1           Computations  of the  Company's  Ratio  of  Earnings  to Fixed
                  Charges  for the six  months  ended  June  30,  1997  and 1996
                  (incorporated by reference to Exhibit 12.1 filed with the Company's Registration Statement on Form S-3, dated September 12, 1997, Registration Statement No. 333-9979).

   12.2 Computations of the Company's Ratio of Earnings to Fixed Charges for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 (incorporated by reference to Exhibit 12.2 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

  *23.1           Consent of Ernst & Young LLP.

   23.2           Consent  of  Winthrop, Stimson, Putnam & Roberts  (included in
                  Exhibit 5).

  *24             Power of Attorney (included on signature page).

   25 Statement of Eligibility of Trustee with respect to the Debentures (incorporated by reference to Exhibit 25 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).


--------------------
*Filed herewith.




Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on September 12, 1997.

                                              SILGAN HOLDINGS INC.


                                              By:  /s/ R. Philip Silver
                                                   --------------------
                                                   R. Philip Silver
                                                   Chairman of the Board and
                                                   Co-Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints R. Philip Silver, D. Greg Horrigan and Robert H. Niehaus, and each or any of them, his true and lawful attorney-in-fact and to act for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                       Date
---------                               -----                       ----

                               Chairman of the Board and
/s/ R. Philip Silver           Co-Chief Executive Officer
--------------------          (Principal Executive Officer)   September 12, 1997
 (R. Philip Silver)


/s/ D. Greg Horrigan           President, Co-Chief Executive
---------------------              Officer and Director       September 12, 1997
(D. Greg Horrigan)


/s/ Robert H. Niehaus                  Director               September 12, 1997
-----------------------------
(Robert H. Niehaus)


/s/ Leigh J. Abramson                  Director               September 12, 1997
-----------------------------
(Leigh J. Abramson)

Signature                               Title                       Date
---------                               -----                       ----



/s/ Thomas M. Begel                    Director               September 12, 1997
-----------------------------
(Thomas M. Begel)


/s/ Jeffrey C. Crowe                   Director               September 12, 1997
-----------------------------
(Jeffrey C. Crowe)

                                 Executive Vice President,
                                Chief Financial Officer and
/s/ Harley Rankin, Jr.                    Treasurer
-----------------------------  (Principal Financial Officer)  September 12, 1997
(Harley Rankin, Jr.)

                                  Vice President, Controller
/s/ Harold J. Rodriguez, Jr.       and Assistant Treasurer
-----------------------------  (Principal Accounting Officer) September 12, 1997
(Harold J. Rodriguez, Jr.)

                                INDEX TO EXHIBITS

Exhibit
Number            Description
------            -----------

    4.1 Indenture, dated as of June 9, 1997, between the Company (as successor to Silgan Corporation) and The First National Bank of Chicago, as trustee, with respect to the Debentures
                  (incorporated by reference to Exhibit 4.1 filed with the Company's Current Report on Form 8-K, dated June 9, 1997, Commission File No. 000-22117).

    4.2 First Supplemental Indenture, dated as of June 24, 1997 among the Company, Silgan Corporation and The First National Bank of Chicago, as trustee, to the Indenture, dated as of June 9, 1997, between the Company (as successor to Silgan Corporation) and The First National Bank of Chicago, as trustee, with respect to the Debentures (incorporated by reference to Exhibit 4.2 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

    4.3           Form  of  the  9%  Senior  Subordinated  Debentures  due  2009
                  (incorporated by reference to Exhibit 4.10 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

    5 Opinion of Winthrop, Stimson, Putnam & Roberts as to the legality of the Debentures (incorporated by reference to Exhibit 5 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration No. 333-30881).

   12.1           Computations  of the  Company's  Ratio  of  Earnings  to Fixed
                  Charges  for the six  months  ended  June  30,  1997  and 1996
                  (incorporated by reference to Exhibit 12.1 filed with the Company's Registration Statement on Form S-3, dated September 12, 1997, Registration Statement No. 333-9979).

   12.2 Computations of the Company's Ratio of Earnings to Fixed Charges for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 (incorporated by reference to Exhibit 12.2 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

  *23.1           Consent of Ernst & Young LLP.

   23.2           Consent  of  Winthrop,  Stimson, Putnam & Roberts (included in
                  Exhibit 5).

  *24             Power of Attorney (included on signature page).

   25 Statement of Eligibility of Trustee with respect to the Debentures (incorporated by reference to Exhibit 25 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).


--------------------
*Filed herewith.